Exhibit 23.3

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

The registrant was unable after reasonable efforts to obtain the written consent of Arthur Andersen LLP (“Andersen”), the registrant’s former independent public accountants, to incorporate by reference the report of Andersen, dated January 25, 2002, on the financial statements of Curis Newco, Ltd., a Bermuda corporation in the development stage (“Curis Newco”), for the fiscal year ended December 31, 2001. Such report is incorporated herein by reference to the Annual Report on Form 10-K filed by the registrant with the Commission on March 15, 2005, as required by Section 7 of the Securities Act of 1933, as amended (the “Securities Act”). However, Rule 437a of the Securities Act permits the registrant to dispense with the requirement to file the written consent of Andersen. As a result, Andersen may not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements of Curis Newco audited by Andersen or any omissions of a material fact required to be stated therein. Accordingly, stockholders may be unable to assert a claim against Andersen under Section 11(a) of the Securities Act.